UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________

FORM 8-K
__________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2019

PACIFIC OAK STRATEGIC OPPORTUNITY REIT II, INC.
(Exact Name of Registrant as Specified in Its Charter)
______________________________________________________

Maryland	000-55424	46-2822978
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	I.R.S. Employer Identification No.

11150 Santa Monica Blvd., Suite 400
Los Angeles, California 90025
(Address of principal executive offices)

Registrant’s telephone number, including area code: (424) 208-8100

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

ITEM 7.01 REGULATION FD DISCLOSURE
Information for the stockholders of Pacific Oak Strategic Opportunity REIT II, Inc. (the “Company”) regarding its estimated net asset value per share and other distribution information is attached as Exhibit 99.2 to this Current Report on Form 8-K.
The information in this Item 7.01 of Form 8-K and the attached Exhibit 99.2 are furnished to the Securities and Exchange Commission (“SEC”), and shall not be deemed to be “filed” with the SEC for any purpose, including for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act regardless of any general incorporation language in such filing.
ITEM 8.01 OTHER EVENTS
Estimated Net Asset Value Per Share
On December 17, 2019, the board of directors of the Company approved an estimated net asset value (“NAV”) per share of the Company’s common stock of $10.25 based on the estimated value of the Company’s assets less the estimated value of the Company’s liabilities, or NAV, divided by the number of shares outstanding, all as of September 30, 2019, with the exception of the following adjustments: (i) the Company’s consolidated investments in real estate properties were valued as of October 31, 2019; (ii) an adjustment to reduce cash for the amount of capital expenditures incurred in October 2019; (iii) an adjustment for disposition costs and fees incurred in connection with the disposition of 2200 Paseo Verde (collectively the “Adjustments”). Other than the Adjustments, there have been no material changes between September 30, 2019 and the date of this filing that would impact the overall estimated NAV per share. The Company is providing this estimated NAV per share to assist broker-dealers that participated in the Company’s initial public offering in meeting their customer account statement reporting obligations under National Association of Securities Dealers Conduct Rule 2340 as required by the Financial Industry Regulatory Authority (“FINRA”). This valuation was performed in accordance with the provisions of and also to comply with Practice Guideline 2013–01, Valuations of Publicly Registered, Non-Listed REITs, issued by the Institute for Portfolio Alternatives (formerly known as the Investment Program Association) (“IPA”) in April 2013 (the “IPA Valuation Guidelines”).
The Company’s conflicts committee, composed solely of all of the Company’s independent directors, is responsible for the oversight of the valuation process used to determine the estimated NAV per share of the Company’s common stock, including the review and approval of the valuation and appraisal processes and methodologies used to determine the Company’s estimated NAV per share, the consistency of the valuation and appraisal methodologies with real estate industry standards and practices and the reasonableness of the assumptions used in the valuations and appraisals. The estimated NAV per share was based upon the recommendation and valuation prepared by Pacific Oak Capital Advisors, LLC (the “Advisor”), the Company’s external advisor. The Advisor’s valuation of the Company’s consolidated investments in real estate properties was based on (i) appraisals of all but one property (“Appraised Properties”) performed by the independent third-party real estate valuation firm Duff & Phelps, LLC (“Duff & Phelps”) and (ii) the contractual sale price less estimated selling credits for an office property located in Henderson, Nevada (2200 Paseo Verde) which was sold on December 4, 2019. Duff & Phelps prepared appraisal reports, summarizing key inputs and assumptions for each of the Appraised Properties. The Advisor performed valuations of the Company’s cash, restricted cash, investment in real estate equity securities, investment in an unconsolidated entity, other assets, mortgage debt and other liabilities. The methodologies and assumptions used to determine the estimated value of the Company’s assets and the estimated value of the Company’s liabilities are described further below.
The Advisor used the appraised values of the Appraised Properties and in the case of 2200 Paseo Verde, the contractual sales price less estimated selling credits, together with its estimated value of each of the Company’s other assets and liabilities to calculate and recommend an estimated NAV per share of the Company’s common stock. Based on (i) the conflicts committee’s receipt and review of the Advisor’s valuation report, including the Advisor’s summary of the appraisal reports prepared by Duff & Phelps and the Advisor’s estimated value of each of the Company’s other assets and the Company’s liabilities, (ii) the conflicts committee’s review of the reasonableness of the Company’s estimated NAV per share resulting from the Advisor’s valuation process, and (iii) other factors considered by the conflicts committee and the conflicts committee’s own extensive knowledge of the Company’s assets and liabilities, the conflicts committee concluded that the estimated NAV per share proposed by the Advisor was reasonable and recommended to the Company’s board of directors that it adopt $10.25 as the estimated NAV per share of the Company’s common stock. The board of directors unanimously agreed to accept the recommendation of the conflicts committee and approved $10.25 as the estimated NAV per share of the Company’s common stock, which determination is ultimately and solely the responsibility of the board of directors.

The table below sets forth the calculation of the Company’s estimated NAV per share as of December 17, 2019, as well as the calculation of the Company’s estimated NAV per share as of December 6, 2018. Duff & Phelps is not responsible for the determination of the estimated NAV per share as of December 17, 2019 or December 6, 2018.

	December 17, 2019 Estimated NAV per Share	December 6, 2018 Estimated NAV per Share (1)	Change in Estimated NAV per Share
Real estate properties (2)	$21.76	$20.54	$1.22
Real estate equity securities (3)	0.33	0.23	0.10
Investment in unconsolidated entity	0.02	0.17	(0.15)
Cash	0.95	0.90	0.05
Other assets	0.35	0.42	(0.07)
Mortgage debt (4)	(11.65)	(11.02)	(0.63)
Other liabilities	(0.42)	(0.41)	(0.01)
Non-controlling interests	(1.09)	(1.18)	0.09
Estimated NAV per share	$10.25	$9.65	$0.60
Estimated enterprise value premium	None assumed	None assumed	None assumed
Total estimated NAV per share	$10.25	$9.65	$0.60
_____________________
(1) The December 6, 2018 estimated value per share was based upon the recommendation and valuation of the Company’s former external advisor, KBS Capital Advisors LLC ("KBS Capital Advisors"). The Company engaged Duff & Phelps to provide appraisals of the Company’s consolidated investments in real properties and KBS Capital Advisors performed valuations of the Company’s cash, restricted cash, investment in an unconsolidated entity, other assets, mortgage debt and other liabilities. For more information relating to the December 6, 2018 estimated NAV per share and the assumptions and methodologies used by Duff & Phelps and KBS Capital Advisors, see the Company’s Current Report on Form 8-K filed with the SEC on December 11, 2018.
(2) The increase in the estimated value of real estate properties was due to increases in fair values of the Company’s real estate properties.
(3) The increase in the estimated value of real estate equity securities was due to acquisitions of real estate equity securities as well as unrealized gains on the securities.
(4) The increase in mortgage debt was primarily due to borrowings for future capital needs and to fund capital expenditures on real estate.
The increase in the Company’s estimated NAV per share from the previous estimate was primarily due to the items noted below, which reflect the significant contributors to the increase in the estimated NAV per share from $9.65 to $10.25. The changes are not equal to the change in values of each real each asset and liability group presented in the table above due to real estate property acquisitions, debt financings and other factors, which caused the value of certain asset or liability groups to change with no impact to the Company’s fair value of equity or the overall estimated NAV per share.

Change in Estimated NAV per Share
December 6, 2018 estimated NAV per share (after stock distributions)	$9.65
Changes to estimated NAV per share
Investments
Real estate	1.47
Investment in unconsolidated entity	0.02
Investment in equity securities	0.03
Capital expenditures on real estate	(0.61)
Total change related to investments	0.91
Operating cash flow shortfall compared to distributions declared (1)	(0.14)
Selling and financing costs (2)	(0.11)
Advisor disposition fees (3)	(0.01)
Notes payable	0.04
Other changes	0.01
Total change in estimated NAV per share	0.70
Stock distributions	(0.10)
December 17, 2019 estimated NAV per share	$10.25
_____________________
(1) Operating cash flow reflects modified funds from operations (“MFFO”) adjusted to (i) deduct certain capitalized interest expense related to a development project, (ii) add back the amortization of deferred financing costs and (iii) deduct income from business interruption insurance recoveries. The Company computes MFFO in accordance with the definition included in the practice guideline issued by IPA in November 2010.
(2) Selling and financing costs include approximately, $0.7 million, or $0.02 per share, for the selling costs incurred subsequent to September 30, 2019 in connection with the 2200 Paseo Verde sale subsequent to September 30, 2019.
(3) Advisor fees include approximately, $0.3 million, or $0.01 per share, for the disposition of 2200 Paseo Verde, subsequent to September 30, 2019.

As with any valuation methodology, the methodologies used are based upon a number of estimates and assumptions that may not be accurate or complete. Different parties using different assumptions and estimates could derive a different estimated NAV per share of the Company’s common stock, and this difference could be significant. The estimated NAV per share is not audited and does not represent the fair value of the Company’s assets less the fair value of the Company’s liabilities according to U.S. generally accepted accounting principles (“GAAP”), nor does it represent a liquidation value of the Company’s assets and liabilities or the price at which the Company’s shares of common stock would trade on a national securities exchange. The estimated NAV per share does not reflect a discount for the fact that the Company is externally managed, nor does it reflect a real estate portfolio premium/discount versus the sum of the individual property values. The estimated NAV per share also does not take into account estimated disposition costs and fees for real estate properties or debt prepayment penalties that could apply upon the prepayment of certain of the Company’s debt obligations, the impact of restrictions on the assumption of debt or swap breakage fees that may be incurred upon the termination of certain of the Company’s swaps prior to expiration. The estimated NAV per share does not take into consideration acquisition-related costs and financing costs related to future acquisitions. As of September 30, 2019, the Company had no potentially dilutive securities outstanding that would impact the estimated NAV per share of the Company’s common stock.
The Company’s estimated NAV per share takes into consideration any potential liability related to a subordinated participation in cash flows the Advisor is entitled to upon meeting certain stockholder return thresholds in accordance with the Company’s advisory agreement. For purposes of determining the estimated NAV per share, the Advisor calculated the potential liability related to this incentive fee based on a hypothetical liquidation of the Company’s assets and liabilities at their estimated fair values, after considering the impact of any potential closing costs and fees related to the disposition of real estate properties, and determined that there would be no liability related to the subordinated participation in cash flows.
Methodology
The Company’s goal for the valuation was to arrive at a reasonable and supportable estimated NAV per share, using a process that was designed to be in compliance with the IPA Valuation Guidelines and using what the Company and the Advisor deemed to be appropriate valuation methodologies and assumptions. The following is a summary of the valuation and appraisal methodologies, assumptions and estimates used to value the Company’s assets and liabilities:
Real Estate
Independent Valuation Firm
Duff & Phelps(1) was selected by the Advisor and approved by the Company’s conflicts committee and board of directors to appraise each of the Appraised Properties. Duff & Phelps is engaged in the business of appraising commercial real estate properties and is not affiliated with the Company or the Advisor. The compensation the Company paid to Duff & Phelps was based on the scope of work and not on the appraised values of the Appraised Properties. The appraisals were performed in accordance with the Code of Ethics and the Uniform Standards of Professional Appraisal Practice, or USPAP, the real estate appraisal industry standards created by The Appraisal Foundation, as well as the requirements of the state where each real property is located. Each appraisal was reviewed, approved and signed by an individual with the professional designation of MAI (Member of the Appraisal Institute). The use of the reports is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.
Duff & Phelps collected all reasonably available material information that it deemed relevant in appraising the Appraised Properties. Duff & Phelps obtained property-level information from the Advisor, including (i) property historical and projected operating revenues and expenses; (ii) property lease agreements; and (iii) information regarding recent or planned capital expenditures. Duff & Phelps reviewed and relied in part on the property-level information provided by the Advisor and considered this information in light of its knowledge of each property’s specific market conditions.

_____________________
(1) Duff & Phelps is actively engaged in the business of appraising commercial real estate properties similar to those owned by the Company in connection with public securities offerings, private placements, business combinations and similar transactions. The Company engaged Duff & Phelps to prepare appraisal reports for each of the Appraised Properties and Duff & Phelps received fees upon the delivery of such reports. In addition, the Company has agreed to indemnify Duff & Phelps against certain liabilities arising out of this engagement. In the three years prior to the date of this filing, Duff & Phelps and its affiliates have provided a number of commercial real estate, appraisal, valuation and financial advisory services for the Company’s affiliates and have received fees in connection with such services. Duff & Phelps and its affiliates may from time to time in the future perform other commercial real estate, appraisal, valuation and financial advisory services for the Company and the Company’s affiliates in transactions related to the properties that are the subjects of the appraisals, so long as such other services do not adversely affect the independence of the applicable Duff & Phelps appraiser as certified in the applicable appraisal report.

In conducting its investigation and analyses, Duff & Phelps took into account customary and accepted financial and commercial procedures and considerations as it deemed relevant. Although Duff & Phelps reviewed information supplied or otherwise made available by the Company or the Advisor for reasonableness, it assumed and relied upon the accuracy and completeness of all such information and of all information supplied or otherwise made available to it by any other party and did not independently verify any such information. With respect to operating or financial forecasts and other information and data provided to or otherwise reviewed by or discussed with Duff & Phelps, Duff & Phelps assumed that such forecasts and other information and data were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the Company’s management, board of directors and/or the Advisor. Duff & Phelps relied on the Company or the Advisor to advise it promptly if any information previously provided became inaccurate or was required to be updated during the period of its review.
In performing its analyses of the Appraised Properties, Duff & Phelps made numerous other assumptions as of various points in time with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond its and the Company’s control, as well as certain factual matters. For example, unless specifically informed to the contrary, Duff & Phelps assumed that the Company had clear and marketable title to each of the Appraised Properties, that no title defects existed, that any improvements were made in accordance with law, that no hazardous materials were present or had been present previously, that no deed restrictions existed, and that no changes to zoning ordinances or regulations governing use, density or shape were pending or being considered. Furthermore, Duff & Phelps’ analyses, opinions and conclusions were necessarily based upon market, economic, financial and other circumstances and conditions existing as of or prior to the date of the appraisals, and any material change in such circumstances and conditions may affect Duff & Phelps’ analyses and conclusions. Duff & Phelps’ appraisal reports contain other assumptions, qualifications and limitations that qualify the analyses, opinions and conclusions set forth therein. Furthermore, the prices at which the Appraised Properties may actually be sold could differ from their appraised values.
Although Duff & Phelps considered any comments to its appraisal reports received from the Company or the Advisor, the appraised values of the Appraised Properties were determined by Duff & Phelps. The appraisal reports for the Appraised Properties are addressed solely to the Company to assist in the determination of the estimated NAV per share of the Company’s common stock. The appraisal reports are not addressed to the public and may not be relied upon by any other person to establish an estimated NAV per share of the Company’s common stock and do not constitute a recommendation to any person to purchase or sell any shares of the Company’s common stock. In preparing its appraisal reports, Duff & Phelps did not solicit third-party indications of interest for the Appraised Properties and did not, and was not requested to, solicit third-party indications of interest for the Company’s common stock in connection with possible purchases thereof or the acquisition of all or any part of the Company. While Duff & Phelps is responsible for providing appraisals of the Appraised Properties, Duff & Phelps is not responsible for, did not calculate, and did not participate in, the determination of the Company’s estimated NAV per share.
The foregoing is a summary of the standard assumptions, qualifications and limitations that generally apply to Duff & Phelps’ appraisal reports. All of the Duff & Phelps appraisal reports, including the analyses, opinions and conclusions set forth in such reports, are qualified by the assumptions, qualifications and limitations set forth in the respective appraisal reports.
Real Estate Valuation
As of October 31, 2019, the Company owned two hotel properties, four office properties, one apartment building and one retail development property.
The Company obtained appraisals for two hotel properties, three office properties, one apartment building and one retail development property. As of October 31, 2019, the total appraised value of the consolidated real estate properties, excluding 2200 Paseo Verde, as provided by Duff & Phelps using the appraisal methods described below was $638.2 million. The estimated value of 2200 Paseo Verde, based on the sales price less selling credits, was $18.7 million. Based on the appraisal and valuation methodologies described above, the total estimated value of the Company’s consolidated real estate properties was $656.9 million. The total cost basis of these properties as of October 31, 2019 was $570.1 million. This amount includes the acquisition cost of $492.5 million, $60.5 million in capital expenditures, leasing commissions and other capitalized costs and $17.0 million of acquisition fees and expenses. The total estimated value of the Company’s consolidated real estate properties, compared to the total purchase price (exclusive of acquisition fees and acquisition expenses) of the Company’s consolidated real estate properties plus subsequent capital expenditures, leasing commissions and other capitalized costs in the Company’s consolidated real estate properties through October 31, 2019, results in an overall increase in the value of the Appraised Properties of approximately 18.8%.

Income-Generating Properties
As of October 31, 2019, the Appraised Properties were appraised by Duff & Phelps and consisted of two hotel properties, three office properties and one apartment building. Duff & Phelps appraised each of these income-generating properties using various methodologies including the direct capitalization approach, discounted cash flow analysis and sales comparison approach and relied primarily on 10-year discounted cash flow analyses for the final appraisal of the these properties. Duff & Phelps calculated the discounted cash flow value of each of these income-generating properties using property-level cash flow estimates, terminal capitalization rates and discount rates that fall within ranges it believes would be used by similar investors to value the properties, based on recent comparable market transactions adjusted for unique properties and market-specific factors.
The total appraised value of these income-generating properties using the appraisal methodologies described above was $591.0 million, compared to a total cost basis of $497.9 million. This amount includes the acquisition price of $431.2 million, $52.1 million in capital expenditures, leasing commissions and tenant improvements and $14.6 million of acquisition fees and expenses.
The following table summarizes the key assumptions that Duff & Phelps used in the discounted cash flow analyses to arrive at the appraised value of these income-generating properties:

	Range in Values	Weighted-Average Basis
Terminal capitalization rate	4.50% to 7.50%	5.99%
Discount rate	6.00% to 9.50%	7.11%
Net operating income compounded annual growth rate (1)	2.18% to 19.64%	5.28%
_____________________
(1) The net operating income compounded annual growth rates (“CAGRs”) reflect both the contractual and market rents and reimbursements (in cases where the contractual lease period is less than the valuation period of the property) net of expenses over the valuation period. The range of CAGRs shown is the constant annual rate at which the net operating income is projected to grow to reach the net operating income in the final year of the hold period for each of the properties.
While the Company believes that Duff & Phelps’ assumptions and inputs are reasonable, a change in these assumptions and inputs would significantly impact the appraised value of the income-generating properties and thus, the Company’s estimated NAV per share. The table below illustrates the impact on the Company’s estimated NAV per share; including an adjustment to non-controlling interest, if the terminal capitalization rates or discount rates Duff & Phelps used to appraise the income generating properties were adjusted by 25 basis points, assuming all other factors remain unchanged. Additionally, the table below illustrates the impact on the Company’s estimated NAV per share if these terminal capitalization rates or discount rates were adjusted by 5% in accordance with the IPA Valuation Guidelines, assuming all other factors remain unchanged:

	Increase (Decrease) on the Estimated NAV per Share due to
	Decrease of 25 basis points	Increase of 25 basis points	Decrease of 5%	Increase of 5%
Terminal capitalization rate	$0.41	$(0.40)	$0.48	$(0.46)
Discount Rate	0.28	(0.29)	0.39	(0.40)
Development Property
As of October 31, 2019, the Company had invested in a retail development project. Duff & Phelps considered various valuation methodologies including the cost approach, income capitalization approach and sales comparison approach and relied on a sales comparison approach for the final appraisal of this investment. Duff & Phelps gathered data on reasonably substitutable properties and adjusted for unique property and market-specific factors to arrive at a market value. The appraised value of the Company’s retail development project using the appraisal methodology described above was $47.2 million, compared to a total cost basis, including acquisition fees and expenses, capital expenditures and other capitalized costs through October 31, 2019 of $56.0 million.
Finally, a 1% increase in the appraised value of the Appraised Properties would result in an increase of $0.17 to the Company’s estimated NAV per share and a 1% decrease in the appraised value of the Appraised Properties would result in a decrease of $0.18 to the Company’s estimated NAV per share, assuming all other factors remain unchanged.
Real Estate Equity Securities
As of September 30, 2019, the Company owned an investment in real estate equity securities. The estimated value of the Company’s real estate equity securities is equal to the GAAP fair value disclosed in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2019, which also equals the book value of the real estate equity securities in accordance with GAAP. As of September 30, 2019, the Company owned 1,160,591 shares of Franklin Street Properties Corp. The fair values of these real estate equity securities were based on quoted prices in an active market on a major stock exchange. As of September 30, 2019, the fair value and carrying value of the Company’s real estate equity securities was $9.8 million.

Investment in Unconsolidated Entity
As of September 30, 2019, the Company had originated a participating loan facility in an amount up to €2.6 million ($3.0 million as of September 30, 2019). As September 30, 2019, the Company had funded the participating loan facility €2.1 million ($2.4 million as of September 30, 2019). The proceeds were used to fund a 5% general partner interest in a joint venture acquiring a portfolio of light industrial properties located throughout France. Under the terms of the participating loan facility, the Company participates in the expected residual profits of the portfolio and the terms are structured in a manner such that the risks and rewards of the arrangement are similar to those associated with an investment in a real estate joint venture. Accordingly, the participating loan facility is accounted for under the equity method of accounting. The estimated value of the Company’s investment in this participating loan facility was estimated by the Advisor based on its estimate of the final distribution to be received by the Company in the next one to two quarters, pursuant to the terms of the participating loan facility. The fair value and carrying value of the Company’s investment in the participating loan facility is $0.5 million and $0.5 million, respectively.
Non-controlling Interest
The Company has an ownership interest in five consolidated joint ventures as of September 30, 2019. As the Company consolidates these joint ventures, the entire amount of the underlying assets and liabilities of each joint venture is reflected at fair value in the corresponding line items of the estimated NAV per share determination. Given this and the October 31, 2019 appraisal date for the real estate, the Company also must consider the fair value of any non-controlling interest liability as of October 31, 2019. In determining this fair value, the Company considered the various profit participation thresholds in each of the joint ventures that must be measured in determining the fair value of the Company’s non-controlling interest liability. The Company used the real estate appraisals provided by Duff & Phelps and calculated the amount that the joint venture partners would receive in a hypothetical liquidation of the underlying real estate properties (including all current assets and liabilities) at their current appraised values and the payoff of any related debt at its fair value, based on the profit participation thresholds contained in the joint venture agreements. The estimated payment to the joint venture partners was then reflected as the non-controlling interest liability in the Company’s determination of the Company’s estimated NAV per share.
Notes Payable
The estimated values of the Company’s notes payable are equal to the GAAP fair values disclosed in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2019, but do not equal the book value of the loans in accordance with GAAP. The Advisor estimated the values of the Company’s notes payable using a discounted cash flow analysis. The discounted cash flow analysis was based on projected cash flow over the remaining loan terms, including extensions the Company expects to exercise, and management’s estimates of current market interest rates for instruments with similar characteristics, including remaining loan term, loan-to-value ratio and type of collateral.
As of September 30, 2019, the GAAP fair value and the carrying value of the Company’s notes payable were $351.8 million and $347.5 million, respectively. The weighted-average discount rate applied to the future estimated debt payments, was approximately 4.56%. The Company’s notes payable have a weighted-average remaining term of 1.9 years.
The table below illustrates the impact on the Company’s estimated NAV per share if the discount rates the Advisor used to value the Company’s notes payable were adjusted by 25 basis points, assuming all other factors remain unchanged. Additionally, the table below illustrates the impact on the Company’s estimated NAV per share if these discount rates were adjusted by 5% in accordance with the IPA Valuation Guidelines, assuming all other factors remain unchanged:

	Increase (Decrease) on the Estimated NAV per Share due to
	Decrease of 25 basis points	Increase of 25 basis points	Decrease of 5%	Increase of 5%
Discount rate	$(0.04)	$0.04	$(0.03)	$0.03
Other Assets and Liabilities
The carrying values of a majority of the Company’s other assets and liabilities are considered to equal their fair value due to their short maturities or liquid nature. Certain balances, such as straight-line rent receivables, lease intangible assets and liabilities, deferred financing costs, unamortized lease commissions and unamortized lease incentives, have been eliminated for the purpose of the valuation due to the fact that the value of those balances was already considered in the valuation of the related asset or liability. The Advisor has also excluded redeemable common stock as temporary equity does not represent a true liability to the Company and the shares that this amount represents are included in the Company’s total outstanding shares of common stock for purposes of determining the Company’s estimated NAV per share.

Limitations of Estimated NAV per Share
As mentioned above, the Company is providing this estimated NAV per share to assist broker dealers that participated in the Company’s initial public offering in meeting their customer account statement reporting obligations. This valuation was performed in accordance with the provisions of the IPA Valuation Guidelines. As with any valuation methodology, the methodologies used are based upon a number of estimates and assumptions that may not be accurate or complete. Different parties with different assumptions and estimates could derive a different estimated NAV per share of the Company’s common stock and this difference could be significant. The estimated NAV per share is not audited and does not represent the fair value of the Company’s assets less the fair value of the Company’s liabilities according to GAAP.
Accordingly, with respect to the Company’s estimated NAV per share, the Company can give no assurance that:

•	a stockholder would be able to resell his or her shares at the estimated NAV per share;

•	a stockholder would ultimately realize distributions per share equal to the estimated NAV per share upon liquidation of the Company’s assets and settlement of its liabilities or a sale of the company;

•	the Company’s shares of common stock would trade at the estimated NAV per share on a national securities exchange;

•	a third party would offer the estimated NAV per share in an arm’s-length transaction to purchase all or substantially all of the Company’s shares of common stock;

•	another independent third-party appraiser or third-party valuation firm would agree with the Company’s estimated NAV per share; or

•	the methodology used to determine the Company’s estimated NAV per share would be acceptable to FINRA for compliance with ERISA reporting requirements.
Further, the estimated NAV per share is based on the estimated value of the Company’s assets less the estimated value of the Company’s liabilities, divided by the number of shares outstanding, all as of September 30, 2019, after giving effect to the Adjustments. As of September 30, 2019, there were 17,934,013 and 12,255,327 shares of Class A and Class T common stock issued and outstanding, respectively. The value of the Company’s shares will fluctuate over time in response to developments related to the performance of individual assets in the Company’s portfolio, the management of those assets and in response to the real estate and finance markets. The estimated NAV per share does not reflect a discount for the fact that the Company is externally managed, nor does it reflect a real estate portfolio premium/discount versus the sum of the individual property values. The estimated NAV per share does not take into account estimated disposition costs and fees for real estate properties that are not held for sale or under contract for sale, debt prepayment penalties that could apply upon the prepayment of certain of the Company’s debt obligations or the impact of restrictions on the assumption of debt. The estimated NAV per share does consider any participation or incentive fees that would be due to the Advisor based on the aggregate net asset value of the Company which would be payable in a hypothetical liquidation of the Company as of the valuation date in accordance with the terms of the Company’s advisory agreement. The Company currently expects to utilize the Advisor and/or an independent valuation firm to update the estimated NAV per share no later than December 2020.
Dividend Reinvestment Plan
Pursuant to the Company’s dividend reinvestment plan, participants in the dividend reinvestment plan will acquire shares of the Company’s common stock at a price equal to the estimated NAV per share. As such, commencing on the next dividend reinvestment plan purchase date, which is January 2, 2020, participants will acquire shares of the Company’s Class A and Class T common stock pursuant to the Company’s dividend reinvestment plan at a price of $10.25 per share.
If a participant wishes to terminate participation in the Company’s dividend reinvestment plan effective for the January 2, 2020 purchase date, participants must notify the Company in writing of such decision, and the Company must receive the notice by the close of business on December 26, 2019.
Notice of termination should be sent by facsimile to (833) 258-6305 or by mail to:

Regular Mail Pacific Oak Strategic Opportunity REIT II, Inc. c/o DST Systems, Inc. PO Box 219183 Kansas City, MO 64121-9183	Overnight Address Pacific Oak Strategic Opportunity REIT II, Inc. c/o DST Systems, Inc. 430 W. 7th Street Kansas City, MO 64105-1407

Share Redemption Program
In accordance with the Company’s share redemption program, the redemption price for shares eligible for redemption will be calculated based upon the most recent estimated NAV per share.  In accordance with the Company’s share redemption program, special redemptions are made at a price per share equal to the most recent estimated NAV per share as of the applicable redemption date. The price at which the Company will redeem all other shares eligible for redemption is as follows:

•	For those shares held by the redeeming stockholder for at least one year, 92.5% of the Company’s most recent estimated NAV per share as of the applicable redemption date;

•	For those shares held by the redeeming stockholder for at least two years, 95.0% of the Company’s most recent estimated NAV per share as of the applicable redemption date;

•	For those shares held by the redeeming stockholder for at least three years, 97.5% of the Company’s most recent estimated NAV per share as of the applicable redemption date; and

•	For those shares held by the redeeming stockholder for at least four years, 100% of the Company’s most recent estimated NAV per share as of the applicable redemption date.
The Company redeems shares on the last business day of each month. Effective for the December 31, 2019 redemption date, the redemption price for all stockholders will be calculated based on the estimated NAV per share.  For a stockholder’s shares to be eligible for redemption in a given month or to withdraw a redemption request, the Company must receive a written notice from the stockholder or from an authorized representative of the stockholder in good order and on a form approved by the Company at least five business days before the redemption date, or by December 23, 2019 in the case of the December 31, 2019 redemption date.
Historical Estimated NAV per Share
The historical reported estimated NAV per share of the Company’s common stock approved by the Company’s board of directors is set forth below:

Estimated NAV per Share	Effective Date of Valuation	Filing with the Securities and Exchange Commission
$9.65	December 6, 2018	Current Report on Form 8-K, filed December 11, 2018
$9.05	June 6, 2017	Current Report on Form 8-K, filed June 7, 2017

Forward-Looking Statements
 The foregoing includes forward-looking statements within the meaning of the Federal Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include statements regarding the intent, belief or current expectations of the Company and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law. Such statements are subject to known and unknown risks and uncertainties which could cause actual results to differ materially from those contemplated by such forward-looking statements. The Company makes no representation or warranty (express or implied) about the accuracy of any such forward-looking statements. These statements are based on a number of assumptions involving the judgment of management. The appraisal methodology for the Appraised Properties assumes the properties realize the projected net operating income and expected exit cap rates and that investors would be willing to invest in such properties at yields equal to the expected discount rates. Though the appraisals of the Appraised Properties, with respect to Duff & Phelps, and the valuation estimates used in calculating the estimated NAV per share, with respect to the Advisor and the Company, are the respective party’s best estimates as of September 30, 2019 or December 17, 2019, as applicable, the Company can give no assurance in this regard. Even small changes to these assumptions could result in significant differences in the appraised values of the Appraised Properties and the estimated NAV per share. These statements also depend on factors such as: future economic, competitive and market conditions; the Company’s ability to maintain occupancy levels and rental rates at its real estate properties; and other risks identified in Part I, Item IA of the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, and Part II, Item 1A of the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2019, each as filed with the SEC. Actual events may cause the value and returns on the Company’s investments to be less than that used for purposes of the Company’s estimated NAV per share.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

Ex.	Description

99.1	Consent of Duff & Phelps, LLC

99.2	Presentation to Stockholders

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACIFIC OAK STRATEGIC OPPORTUNITY REIT II, INC.

Dated: December 19, 2019	BY:	/s/ Michael A. Bender
Michael A. Bender
Chief Financial Officer, Treasurer and Secretary